Exhibit 10.18
March 20, 2007
Mitch and Hank Thompson
323 Ist St SW
Mahnomen, MN 56557
Dear Mitch and Hank:
Enclosed is a $20,000 check from Agassiz Energy to extend the option to purchase your homestead for another year. The company appreciates the opportunity to extend the option and continue planning for construction of an ethanol plant.
Agassiz has identified a building, KL Process Design Group from Rapid City, SD. We are working on a revision to the Security Exchange Commission and upon their approval will conduct an equity drive. The Environment Assessment Worksheet is being revised with equipment specifications from the new builder. We hope to complete the EAW within a couple months. If all goes well we could begin construction this fall.
If any questions, don’t hesitate to call or drop a note.

Sincerely,
/s/ Donald Sargeant
Donald Sargeant Chief Manager